                                               EDISON INTERNATIONAL

                                COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE

                                                                      For the Quarter ended
                                                                            March 31
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         In millions, except per-share amounts                    2001                     2000
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         Consolidated net income (loss)                      $     (617)               $     110
         Basic weighted average shares                              326                      345
         Diluted weighted average shares                            326                      346
         Basic earnings(loss) per share                         $ (1.89)                  $ 0.32
         Diluted earnings(loss) per share                       $ (1.89)                  $ 0.32